                                                                   Exhibit 10.44



                            STOCK PURCHASE AGREEMENT


         AGREEMENT dated as of January 2, 1998 by and among Lionbridge Technologies Holdings, Inc., a Delaware corporation ("BUYER"), Japanese Language Services, Inc., a Massachusetts corporation (the "COMPANY"), Carl J. Kay ("CARL KAY"), and Yoko I. Kay ("YOKO KAY") (Carl Kay and Yoko Kay, together, "SELLERS").

                              W I T N E S S E T H :

         WHEREAS, the Company owns and operates a Japanese language localization service business (the "Business") conducted primarily in the United States and Japan;

         WHEREAS, Buyer desires to acquire the Company from Sellers by purchasing all of the outstanding capital stock of the Company from Sellers (the "SHARES"), upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

      1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

              "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

              "ANCILLARY AGREEMENTS" means the Put Agreements substantially in the form attached hereto as EXHIBIT A, the Employment Agreement substantially in the form attached hereto as EXHIBIT B, the Non-Disclosure and Developments Agreements substantially in the form attached hereto as EXHIBIT C, the Bonus Agreements substantially in the form attached hereto as EXHIBIT D, the Non-Competition Agreements substantially in the form attached hereto as EXHIBIT E, and the Releases substantially in the form attached hereto as EXHIBIT F, each to be entered into by Buyer with Carl Kay, Yoko Kay, Elizabeth Draper, Coleman Yeaw and/or Daniel Schneider.

              "BALANCE SHEET" means the unaudited consolidated balance sheet of the Company as of December 31, 1997 found in SCHEDULE 3.07.

              "BALANCE SHEET DATE" means DECEMBER 31, 1997.

              "BUYER STOCK" means the common stock, $.01 par value per share, of Buyer.

              "BUYER'S COUNSEL" means the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

              "CLOSING BALANCE SHEET" means a consolidated balance sheet of the Company and its consolidated subsidiaries as at the close of business on the Closing Date, together with the notes thereto.

              "CLOSING DATE" means the date of the Closing.

              "COMMON STOCK" means the common stock, $.01 par value, of the Company.

              "COMPANY'S PROPRIETARY RIGHTS" means all Proprietary Rights which are owned or licensed by the Company and the Japanese Subsidiary or any of their Affiliates and used or held for use by the Company or the Japanese Subsidiary.

              "GOVERNMENTAL AUTHORITY" means any government, domestic or foreign, federal, state or local, or any department, agency, political subdivision or court thereof.

              "JAPANESE SUBSIDIARY" means KK JLS Japan, a wholly-owned subsidiary of the Company organized under the laws of Japan.

              "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

              "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means a material adverse change, or effect, as the case may be, in the business, assets, financial condition or results of operations of the Company and the Japanese Subsidiary taken as a whole.

              "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

              "PROPRIETARY RIGHTS" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

              "SELLERS' COUNSEL" means the law firm of Lawson & Weitzen, LLP.

              "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

              (b) Each of the following terms is defined in the Section set forth opposite such term:


              TERM                                                      SECTION

              Benefit Arrangement                                       9.01
              Buyer Financial Statements                                5.09
              Buyer Securities                                          5.08
              Closing                                                   2.02
              Code                                                      3.18
              Company Securities                                        3.05
              Damages                                                   11.02
              Employee Plans                                            9.01
              ERISA                                                     9.01
              ERISA Affiliate                                           9.01
              Financial Statements                                      3.07
              Hazardous Substance                                       3.20
              Indemnified Party                                         11.02
              Indemnifying Party                                        11.02
              Major Stockholder                                         5.12
              Purchase Price                                            2.01
              Release                                                   3.20
              Subsidiary Securities                                     3.06
              Permit                                                    3.14
              PBGC                                                      9.01


                                   ARTICLE II

                                PURCHASE AND SALE

      2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, each Seller, severally but not jointly, shall sell to Buyer, and Buyer shall purchase from each such Seller, at the Closing, that number of shares of Company common stock as is set forth opposite such Seller's name on
SCHEDULE 2.01. The purchase price (the "PURCHASE PRICE") for the Shares and the agreements of the Company and Sellers in this Agreement and the Ancillary Agreements is the following cash and stock consideration:

         (i) $2,164,000 in cash, of which $1,043,071.50 shall be paid to Carl Kay (subject to certain withholding provisions set forth in Sections 11.04 and 11.05 hereof) and $1,120,928.50 shall be paid to Yoko Kay (the "CASH CONSIDERATION"); and

         (ii) 389,285 shares of Buyer Stock, all of which shall be paid to Carl Kay (the "STOCK CONSIDERATION"), such shares of Buyer Stock being agreed by Buyer and Sellers to have a fair market value as of the date of this Agreement of $.20 per share, or an aggregate of $77,857.00.

      The Purchase Price shall be paid as provided in Section 2.02. All payments made for Sellers' shares under this Section 2.01 shall be considered United States income and shall be paid in the United States, with the closing treated as occurring in Boston and Osaka.

      2.02. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Shares hereunder shall take place at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts, as soon as possible, but in no event later than 10 business days after satisfaction of the conditions set forth in Article X, or at such other time or place as Buyer and Sellers may agree. At the Closing,

              (a) Buyer shall deliver to Sellers:

                     (i) certified or official bank checks payable to the order of Sellers, or make wire transfers to accounts designated by Sellers, in the aggregate amount of the Cash Consideration, less the Holdback Cash (as defined in Section 11.04 hereof); and

                     (ii) certificates of Buyer Stock representing the Stock Consideration.

              (b) Sellers shall deliver to Buyer certificate(s) representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and any other documents as the Buyer and its counsel shall deem necessary to vest in Buyer all right title and interest in, to and under the Shares.

              (c) Buyer shall pay the cash amounts and the shares of Buyer Stock required to be paid on the Closing pursuant to Sections 7.07(c) and 7.08.

              (d) Carl Kay shall enter into:

              (i) a Put Agreement with Buyer substantially in the form attached hereto as EXHIBIT A,

              (ii) an Employment Agreement with Buyer or a Subsidiary of Buyer substantially in the form attached hereto as EXHIBIT B,

              (iii) a Non-Disclosure and Developments Agreement with Buyer or a Subsidiary of Buyer substantially in the form attached hereto as EXHIBIT C, and

              (iv) a Non-Competition Agreement substantially in the form attached hereto as EXHIBIT E,

              (e) Yoko Kay shall enter into a Non-Disclosure and Developments Agreement with Buyer or a Subsidiary of Buyer substantially in the form attached hereto as EXHIBIT C.

              (f) Each of Elizabeth Draper and Coleman Yeaw shall enter into:

              (i) a Put Agreement with Buyer substantially in the form attached hereto as EXHIBIT A,

              (ii) a Non-Disclosure and Developments Agreement with Buyer or a Subsidiary of Buyer substantially in the form attached hereto as EXHIBIT C,

              (iii) a Bonus Agreement substantially in the form attached hereto as EXHIBIT D,

              (iv) a Non-Competition Agreement substantially in the form attached hereto as EXHIBIT E and

              (v) a Release Substantially in the form attached hereto as EXHIBIT F.

              (g) Daniel Schneider shall enter into:

              (i) a Put Agreement with Buyer substantially in the form attached hereto as EXHIBIT A,

              (ii) a Non-Disclosure and Developments Agreement with Buyer or a Subsidiary of Buyer substantially in the form attached hereto as EXHIBIT C,

              (iii) a Non-Competition Agreement substantially in the form attached hereto as EXHIBIT E, AND

              (iv) a Release substantially in the form attached hereto as EXHIBIT F.

              (h) Without prejudice to Buyer's rights under Sections 10.02 and 11.02, Seller shall deliver to Buyer revised schedules to this Agreement updating the information shown thereon to the Closing Date.

              (i) The parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                             THE COMPANY AND SELLERS

      The Company and each Seller hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

      3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

      3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

      3.03. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by the Company and Sellers of this Agreement require no action by or in respect of, or filing with, any Governmental Authority.

              (b) Except as set forth in SCHEDULE 3.03, no consent, approval, waiver or other action by any Person (other than any Governmental Authority referred to in Section 3.03 (a)) under any contract, agreement, indenture, lease, instrument or other document to which the Company or any Subsidiary is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

      3.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or the Japanese Subsidiary, (iii) assuming the receipt of all required consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or the Japanese Subsidiary or to a loss of any benefit to which the Company or the Japanese Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or the Japanese Subsidiary or any permit held by the Company or the Japanese Subsidiary or (iv) assuming the receipt of all required consents result in the creation or imposition of any Lien on any asset of the Company or the Japanese Subsidiary.

      3.05. CAPITALIZATION. The authorized capital stock of the Company is 300,000 shares of common stock, $.01 par value per share, of which 200,000 shares are designated as Common Shares and 100,000 shares are designated Non-Voting Common "A" Shares. As of the date hereof, 97,500 Common Shares are issued and outstanding, and no Non-Voting Common "A" Shares are issued and outstanding. As of the date hereof, the Company has reserved 10,000 shares of its Common Shares for issuance pursuant to the Company's 1997 Stock Option Plan and has granted non-statutory stock options (the "Options") to purchase 8,548 Common Shares to the persons specified in SCHEDULE 3.05. The Company has heretofore provided Buyer copies of all option agreements relating to the Options. Except for the Options, all of the outstanding capital stock of, or other ownership interests in, the Company is owned by the Sellers, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as described above, there are no outstanding (i) securities of the Company or the Japanese Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (ii) options or other rights to acquire from the Company or any obligation of the Japanese Subsidiary to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SECURITIES"). Except as provided in the Options, there are no outstanding obligations of the Company or the Japanese Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Securities.

      3.06. SUBSIDIARIES. (a) The Company does not have and never has had any Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person other than the Japanese Subsidiary. The Japanese Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.

              (b) The authorized capital stock of the Japanese Subsidiary is 768 shares, of which 200 shares are issued and outstanding. All of the outstanding capital stock of, or other ownership interests in, the Japanese Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except for the non-statutory stock options referred to in
SCHEDULE 3.05, there are no outstanding (i) securities of the Company or the Japanese Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Japanese Subsidiary or
(ii) options or other rights to acquire from the Company or any obligation of the Japanese Subsidiary to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Japanese Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or the Japanese Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

      3.07. FINANCIAL STATEMENTS. Except as set forth in SCHEDULE 3.07, the Company has previously furnished Buyer with a true and complete copy of (i) the consolidated balance sheet of the Company as of December 31, 1997, and the statements of operations, cash flows and changes in stockholders' equity of the Company for the fiscal year then ended, as reviewed by Silver & Company, and
(ii) the consolidated balance sheets of the Company as of December 31, 1996 and 1995, and the statements of operations, cash flows and changes in stockholders' equity of the Company for the respective fiscal years then ended, as compiled by Silver & Company (collectively, the "FINANCIAL STATEMENTS", which are attached hereto as SCHEDULE 3.07). Each of the consolidated balance sheets included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the consolidated results of operations, cash flows and stockholders' equity, as the case may be, of the Company for the periods therein set forth. As of December 31, 1997 the net stockholders' equity of the Company calculated in accordance with U.S. generally accepted accounting principles would not differ materially from the amount of net stockholders' equity shown on the Balance Sheet.

      3.08. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as reflected in the unaudited Financial Statements or in SCHEDULE 3.08, the Company and the Japanese Subsidiary have conducted their businesses in the ordinary course consistent with past practices and there has not been:

              (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

              (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or Subsidiary Securities or any repurchase, redemption or other acquisition by the Company or the Japanese Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or the Japanese Subsidiary;

              (c) any amendment of any outstanding security of the Company or the Japanese Subsidiary;

              (d) any incurrence, assumption or guarantee by the Company or the Japanese Subsidiary of any indebtedness for borrowed money in an amount greater than $25,000 in the aggregate;

              (e) any creation or assumption by the Company or the Japanese Subsidiary of any Lien on any asset (including any asset owned by the Japanese Subsidiary);

              (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in the Japanese Subsidiary made in the ordinary course of business consistent with past practices;

              (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or the Japanese Subsidiary;

              (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or the Japanese Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or the Japanese Subsidiary of any contract or other right, in either case, material to the Company and the Japanese Subsidiary taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

              (i) any change in any method of accounting or accounting practice by the Company or the Japanese Subsidiary;

              (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or the Japanese Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or the Japanese Subsidiary, (iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company or the Japanese Subsidiary; or

              (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company or the Japanese Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or the Japanese Subsidiary.

      3.09. PROPERTY AND EQUIPMENT. (a) The Company and the Japanese Subsidiary have good and marketable title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such properties or assets is subject to any Liens, except:

                      (i)   Liens disclosed on the Balance Sheet;

                     (ii) Liens for taxes not yet due (and for which adequate accruals or reserves have been established on the Balance Sheet); or

                    (iii) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

              (b) There are no developments affecting any of such properties or assets pending or, to the knowledge of Sellers threatened, which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such property or assets.

              (c) The equipment owned by the Company and the Japanese Subsidiary is in good operating condition and repair (ordinary wear and tear excepted), is substantially adequate for the uses to which it is being put and, to Sellers' knowledge, has no material defects.

              (d) The assets owned or leased by the Company and the Japanese Subsidiary, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the business of the Company and the Japanese Subsidiary and are generally adequate to conduct such business as currently conducted.

              (e) The Company and the Japanese Subsidiary own no real estate.

      3.10. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in SCHEDULE 3.10, there are no liabilities of the Company or the Japanese Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

               (i) liabilities disclosed or provided for in the Balance Sheet;
      and

              (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Japanese Subsidiary, taken as a whole.

      3.11. LITIGATION. Except as set forth in SCHEDULE 3.11, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Sellers threatened against or affecting, the Company or the Japanese Subsidiary or any of their respective properties or the transactions contemplated hereby before any court or arbitrator or any Governmental Authority.

      3.12. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in SCHEDULE 3.12 or any other schedule to this Agreement, neither the Company nor the Japanese Subsidiary is a party to or subject to:

               (i) any lease providing for annual rentals of $10,000 or more;

              (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or the Japanese Subsidiary of $10,000 or more;

             (iii) any sales, distribution or other similar agreement providing for the sale by the Company or the Japanese Subsidiary of materials, supplies, goods, services, equipment or other assets providing for annual payments to the Company or the Japanese Subsidiary of $10,000 or more;

              (iv) any partnership, joint venture or other similar contract, arrangement or agreement;

               (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $5,000;

              (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company or the Japanese Subsidiary;

             (vii) any agency, dealer, sales representative or other similar agreement;

            (viii) any contract or other document that limits the freedom of the Company or the Japanese Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or the Japanese Subsidiary after the Closing Date;

              (ix) any consulting, employment or independent contractor agreement; or

               (x) any other contract or commitment not made in the ordinary course of business that is material to the Company and the Japanese Subsidiary taken as a whole.

              (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company or the Japanese Subsidiary and is in full force and effect, and neither the Company, the Japanese Subsidiary nor, to the knowledge of the Company and Sellers, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

      3.13. INSURANCE COVERAGE. Attached as SCHEDULE 3.13 is a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Japanese Subsidiaries. There is no claim by the Company or the Japanese Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and the Japanese Subsidiary are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and the Japanese Subsidiary. The Company and Sellers do not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

      3.14. COMPLIANCE WITH LAWS; NO DEFAULTS. (a) The Company, the Japanese Subsidiary and the Sellers are not in violation of, and have not since January 1, 1996 violated, and, to the Sellers' knowledge, are not under investigation with respect to and have not been threatened to be charged with or been given notice of any material violation of, any provisions of any material laws, statutes, ordinances or regulations applicable to the Company or the Japanese Subsidiary.

              (b) SCHEDULE 3.14 correctly describes each license and permit (a "PERMIT") material to the business of the Company, together with the name of the governmental agency or entity issuing such license or permit. Such licenses and permits are valid and in full force and effect, and none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

              (c) The Company, the Japanese Subsidiary and the Sellers are not in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company or the Japanese Subsidiary is a party or by which the Company or the Japanese Subsidiary or any material amount of their assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or Governmental Authority applicable to the Company, the Japanese Subsidiary, or any assets of the Company or the Japanese Subsidiary.

      3.15. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers, the Company or the Japanese Subsidiary who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

      3.16. INTELLECTUAL PROPERTY. (a) The Company has no patents, trademarks, service marks or copyrights, and has no filed applications for the same, and has licensed no such items to or from anyone else. SCHEDULE 3.16 lists all confidentiality and non-disclosure agreements entered into by the Company in the last three years or otherwise currently applicable to the Company. SCHEDULE 3.16 also lists any and all software licenses or agreements involving payments or royalties over $10,000 entered into by the Company in the last three years or otherwise currently applicable to the Company.

              (b)(i) Except as disclosed in SCHEDULE 3.16, neither the Company nor the Japanese Subsidiary during the three years preceding the date of this Agreement has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) the Company and Sellers have no knowledge of any other claim or infringement by the Company or the Japanese

Subsidiary, and no knowledge of any continuing infringement by any other Person of any of the Company's Proprietary Rights. No Company Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or the Japanese Subsidiary or restricting the licensing thereof by the Company or the Japanese Subsidiary to any Person. Neither the Company nor the Japanese Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.


              (c) To the knowledge of the Company and Sellers, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company or the Japanese Subsidiary with respect to (i) the continued employment by, or association with, the Company or the Japanese Subsidiary of any of the present officers and employees of or consultants to the Company or the Japanese Subsidiary or (ii) the use by the Company or the Japanese Subsidiary or any of such Persons in connection with their activities for or on behalf of the Company or the Japanese Subsidiary of any information which the Company or the Japanese Subsidiary or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

      3.17. RECEIVABLES. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of the Company and the Japanese Subsidiary at the Closing Date will be, valid, genuine and collectible at face value within 180 days, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet as of the Balance Sheet Date. All accounts, notes receivable and other receivables of the Company and the Japanese Subsidiary at the Balance Sheet Date have been included in the Balance Sheet.

      3.18. TAXES. (a) The term "Taxes" as used herein means all federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties or other taxes, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount with respect thereto, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

              (b) The Company and the Japanese Subsidiary have timely filed all Tax Returns required to be filed on or prior to the Closing Date and have paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the

Company and the Japanese Subsidiary are obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by the Company and the Japanese Subsidiary were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and status of the Company and the Japanese Subsidiary and any other information required to be shown thereon. Except as disclosed in SCHEDULE 3.18, none of such Tax Returns have been the subject of an audit, action, suit, proceeding, claim or examination by any Governmental Authority. No action, suit, proceeding, audit, claim, deficiency or assessment is pending or, to the knowledge of the Company, threatened with respect to any Taxes of the Company or the Japanese Subsidiary. The Company and the Japanese Subsidiary are not currently the beneficiaries of any extension of time within which to file any Tax Return, and the Company and the Japanese Subsidiary have not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor the Japanese Subsidiary has agreed to make any adjustment under
Section 481(a) of the Internal Revenue Code of 1986, as amended (the "CODE") (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such adjustment as a result of the transactions contemplated by this Agreement. All Taxes that have been withheld (or any such Taxes that were required to be withheld) by or on behalf of the Company or the Japanese Subsidiary from any amounts payable to any Person have been timely remitted to the appropriate Governmental Authority. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or the Japanese Subsidiary does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. No portion of the Purchase Price is subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. To the knowledge of the Company, neither the Company nor the Japanese Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes (without regard to arrangements between the Company and Buyer entered into after July 1, 1997). Except as set forth in SECTION 3.18, the Company does not have, and has not had, a "permanent establishment" in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

              (c) Neither the Company nor the Japanese Subsidiary has ever filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. Neither the Company nor the Japanese Subsidiary is a party to any Tax sharing or similar agreement. The Company has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and the Company and the Japanese Subsidiary do not have any liability for the Taxes of any Person (other than the Company or the Japanese Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Japanese Subsidiary has net operating losses or other tax attributes presently subject to limitation (without regard to the transactions contemplated by this Agreement) under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations.

              (d) There are no liens for Taxes upon any of the assets, other than for ad valorem Taxes not yet due and payable. Subject to SCHEDULE 3.07, the unpaid Taxes of the Company and the Japanese Subsidiary did not, as of September 30, 1997 materially exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet dated September 30, 1997 as prepared by Silver & Company and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Japanese Subsidiary in filing their Tax Returns.

              (e) The Japanese Subsidiary is not, and has never been, a party to any contract, agreement, arrangement or plan that has resulted or would result in the reallocation (under Section 482 of the Code or any other provision of law) of any item of the Japanese Subsidiary's gross income, deductions, credits or allowances.

              (f) SCHEDULE 3.18 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or the Japanese Subsidiary.

               (g) Notwithstanding the foregoing provisions of Section 3.18 and Article IX of this Agreement, Sellers' warranties under this Section 3.18 and Sellers' tax, ERISA and benefits warranties under Article IX, relate only to liabilities arising from or attributable to the conduct of the Company on or prior to the Closing Date.

      3.19. EMPLOYEES. SCHEDULE 3.19 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensations of all employees of the Company and the Japanese Subsidiary and (b) the wage rates for non-salaried employees of the Company and the Japanese Subsidiary (by classification). None of such employees and no other key employee of the Company or the Japanese Subsidiary has indicated to the Company or either Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

      3.20. ENVIRONMENTAL COMPLIANCE. The Company and the Japanese Subsidiary are in compliance in all material respects with, and have since January 1, 1996 complied in all material respects with, all material environmental laws.

      3.21. CUSTOMERS AND SUPPLIERS. Neither the Company nor the Japanese Subsidiary has received notice from or is otherwise aware that any customer, or group of customers, that are under common ownership or control, and that accounted for a material percentage of the aggregate services furnished by the Company and the Japanese Subsidiary during the past 18 months has stopped or intends to stop purchasing the Company's or the Japanese Subsidiary's services, nor has the Company or the Japanese Subsidiary lost any supplier, or group of suppliers that are under common ownership or control, that accounted for a material percentage of the aggregate supplies or services purchased by the Company or the Japanese Subsidiary during the past 18 months.

      3.22. TRANSACTIONS WITH AFFILIATES. There are no loans, leases, royalty agreements or other continuing transactions between the Company and the Japanese Subsidiary, on the one hand, and either Seller, any Affiliate of either Seller, or any member of either Seller's family, on the other hand. To the knowledge of the Company and Sellers, none of the officers or directors of the Company and the Japanese Subsidiary or Sellers (a) has any material direct or indirect interest in any entity which does business with the Company or the Japanese Subsidiary, (b) has any direct or indirect interest in any property, asset or right which is used by the Company or the Japanese Subsidiary in the conduct of its business, or (c) has any contractual relationship with the Company or the Japanese Subsidiary other than such relationships which occur from being an officer, director or stockholder of the Company or the Japanese Subsidiary.

      3.23. OTHER INFORMATION. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, the Disclosures Schedules and the Ancillary Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company and the Japanese Subsidiary delivered to Buyer constitute the Company's and the Sellers' best estimate of the information purported to be shown therein, and neither the Company nor either Seller is aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

      3.24. INTERCOMPANY ARRANGEMENTS. Neither the Company nor the Japanese Subsidiary owns any note, bond, debenture or other indebtedness, or is otherwise a creditor, of either Seller or any of its Affiliates. Since the Balance Sheet Date there has not been any payment by the Company or the Japanese Subsidiary to either Seller or any of its Affiliates, charge by either Seller or any of its Affiliates to the Company or the Japanese Subsidiary or other transaction between the Company or the Japanese Subsidiary and a Seller or any of its Affiliates, except in any such case in the ordinary course of business of the Company and the Japanese Subsidiary consistent with past practice.

      3.25. FOREIGN CORRUPT PRACTICES ACT. The Company and the Japanese Subsidiary have not taken any action which would cause either of them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the best of the knowledge of the Company and the Sellers, after due inquiry, there is not now, and there has never been, any employment by the Company or the Japanese Subsidiary of, or beneficial ownership in the Company or the Japanese Subsidiary by, any governmental or political official in any country in the world.

                                   ARTICLE IV

                           ADDITIONAL REPRESENTATIONS
                            AND WARRANTIES OF SELLERS

      Each Seller, severally but not jointly, represents and warrants to, and agrees with, Buyer as follows:

      4.01. TITLE TO AND VALIDITY OF SHARES. Such Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the shares of the Company designated as owned by such Seller opposite such Seller's name on SCHEDULE 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Shares free and clear of any Lien. All shares of the Company owned by such Seller have been duly authorized and validly issued and are fully paid and non-assessable. All shares of the Company to be sold by such Seller are registered in the name of such Seller.

      4.02. AUTHORITY. Such Seller has the legal power, right and authority to enter into and perform each of this Agreement and the Ancillary Agreements, and to perform each of his obligations hereunder and thereunder. The execution, delivery and performance of each of this Agreement and the Ancillary Agreements by such Seller (a) require no action by or in respect of, or filing with, or consent of, any Governmental Authority or any other Person and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such Seller. Each of this Agreement and the Ancillary Agreements has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms.

      4.03. POWER TO ACT AS TRUSTEE OR EXECUTOR. If such Seller is serving as trustee or executor with respect to its shares of the Company, such Seller is duly authorized and empowered by the instruments creating such trust or trusts or by the will of which such Seller is acting as executor and under applicable law to enter into this Agreement with respect to such shares held by such Seller and to consummate the transactions contemplated herein.

         4.04 INVESTMENT REPRESENTATIONS. Such Seller represents and warrants to Buyer that, except as disclosed in SCHEDULE 4.04:

         (a) He is an "accredited investor" within the meaning of Rule 501 under the Securities Act;

         (b) He has sufficient knowledge and experience, either alone or with his purchaser representative (as defined in Regulation D of the Securities Act), in financial and business matters so as to be able to evaluate the risks and merits of his investment in Buyer;

         (c) He has carefully read this Agreement and he has not relied on any information other than the information contained in this Agreement and the Ancillary Agreements (including the schedules and exhibits thereto) in making his decision to invest in Buyer Stock;

         (d) He has had sufficient opportunity to discuss Buyer's business, management and financial affairs with Buyer's management;

         (e) The Stock Consideration is being acquired for his own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

         (f) He understands that (i) the shares representing the Stock Consideration have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 506 promulgated under the Securities Act, (ii) the shares representing the Stock Consideration must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the shares representing the Stock Consideration will bear a legend to such effect and (iv) Buyer will make a notation on its transfer books to such effect.

         (g) The execution, delivery and performance by him of each of this Agreement and the Ancillary Agreements to which he is a party do not and will not (i) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to him or the Company, (ii) assuming the receipt of all consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of his or to a loss of any benefit relating to the Company to which he is entitled under any provision of any agreement, contract or other instrument binding upon him or by which any assets of the Company or Company Securities are or may be bound, or any Permit or (iii) result in the creation or imposition of any Lien on any assets of the Company or Company Securities.

         (h) There is no agreement, contract or other instrument binding upon him or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby;

         (i) There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to his knowledge, threatened against or affecting him before any court or arbitrator or any governmental body, agency or official or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby;

         (j) This Agreement and each of the Ancillary Agreements to which he is a party have been duly executed and delivered and constitute valid and binding agreements by him; and

         (k) He makes no other representations and warranties with respect to the Company, the Japanese Subsidiary and the transactions contemplated hereby except as set forth herein.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Company and Sellers that:

      5.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (or has applied therefor) required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation (or has applied to be so qualified) and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Buyer has heretofore delivered to the Company true and complete copies of the corporate charter and bylaws of Buyer as currently in effect.

      5.02. CORPORATE AUTHORIZATION; ISSUANCE OF BUYER STOCK. The execution, delivery and performance by Buyer of each of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each of this Agreement and the Ancillary Agreements constitutes valid and binding agreements of Buyer. The shares of Buyer Stock comprising the Stock Consideration have been duly authorized by all necessary corporate action and, when issued and delivered at the Closing, will be validly issued, fully paid and non-assessable shares of Buyer Stock.

      5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of each of this Agreement and the Ancillary Agreements requires no action by or in respect of, or filing with, any Governmental Authority.

      5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of each of this Agreement and the Ancillary Agreements does not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer, (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer, or (iii) result in the creation or imposition of any Lien on any material asset of Buyer.

      5.05. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

      5.06. PURCHASE FOR INVESTMENT. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

      5.07. LITIGATION. Except as disclosed on SCHEDULE 5.07, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or any of Buyer's Subsidiaries or any of their respective properties or the transactions contemplated hereby before any court or arbitrator or any Governmental Authority.

      5.08. CAPITALIZATION. The authorized capital stock of Buyer consists of 21,733,070 shares of Common Stock, $.01 par value per share, and 31,948,376 shares of Preferred Stock, $.01 par value per share, of which 15,973,108 shares are designated Series A Convertible Preferred Stock, 160 shares are designated Series B Redeemable Preferred Stock, 15,973,108 shares are designated as Series C Convertible Preferred Stock, and 1,000 shares are designated as Series D Nonvoting Preferred Stock. As of the date hereof, there are issued and outstanding 2,039,986 shares of Common Stock, 13,271,314 shares of Series A Convertible Preferred Stock, and 140 shares of Series D Nonvoting Preferred Stock. There are no issued and outstanding shares of Series B Redeemable Preferred Stock or Series C Convertible Preferred Stock. Except (i) as set forth in the preceding sentence and (ii) outstanding options granted by Buyer's subsidiary, Lionbridge Technologies, Inc., to acquire up to approximately 3,653,713 shares of Buyer Common Stock, there are no outstanding (x) securities of Buyer or any subsidiary of Buyer convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Buyer or
(ii) options or other rights to acquire from Buyer or any obligation of any subsidiary of Buyer to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, Buyer (the items in clauses (x) and (y) being referred to collectively as the "Buyer Securities"). Except as set forth in the Certificate of Incorporation of Buyer, there are no outstanding obligations of Buyer or any subsidiary of Buyer to repurchase, redeem or otherwise acquire any outstanding Buyer Securities. Lionbridge Technologies, Inc., a Delaware corporation, is a wholly-owned subsidiary of Buyer.

      5.09. FINANCIAL STATEMENTS. Buyer has previously furnished to the Company a true and complete copy of the consolidated balance sheet of Buyer as of December 31, 1997, and the statement of operations of Buyer for the fiscal year then ended (collectively, the "BUYER FINANCIAL STATEMENTS", which are attached hereto as Schedule 5.09). The consolidated balance sheet included in the Buyer Financial Statements fairly presents in all material respects the consolidated financial position of Buyer as of its date, and the statement of operations included in the Buyer Financial Statements fairly presents in all material respects the consolidated results of operations of Buyer for the period therein set forth. As of December 31, 1997 the [net stockholders' equity] of Buyer calculated in accordance with U.S. generally accepted accounting principles would not differ materially from the amount of [net stockholders' equity] shown on the consolidated balance sheet of Buyer dated December 31, 1997.

      5.10. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in SCHEDULE 5.10 or any other schedule to this Agreement, neither Buyer nor any subsidiary of Buyer is a party to or subject to:

               (i) any partnership, joint venture or other similar contract, arrangement or agreement; and

              (ii) any contract or other document that limits the freedom of Buyer or any subsidiary of Buyer to compete in any line of business or with any Person or in any area or which would so limit the freedom of Buyer or any subsidiary of Buyer after the Closing Date.

              (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in SCHEDULE 5.10 to this Agreement or required to be disclosed pursuant to Section 5.10(a) is a valid and binding agreement of Buyer or a subsidiary of Buyer and is in full force and effect, and neither Buyer, any of its subsidiaries nor, to the knowledge of Buyer, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

      5.11. TRANSACTIONS WITH AFFILIATES. There are no loans, leases, royalty agreements or other continuing transactions between Buyer and its subsidiaries, on the one hand, and any holder of more than 5% of the Buyer's outstanding capital stock on a fully diluted basis (a "Major Stockholder"), any Affiliate of a Major Stockholder, or any member of a Major Stockholder's family, on the other hand. To the knowledge of Buyer, none of the officers, directors or Major Stockholders of Buyer (a) has any material direct or indirect interest in any entity which does business with Buyer or any subsidiary of Buyer, (b) has any direct or indirect interest in any property, asset or right which is used by Buyer or any subsidiary of Buyer in the conduct of its business or (c) has any contractual relationship with Buyer or any subsidiary of Buyer other than such relationships which occur from being an officer, director or stockholder of Buyer or such subsidiary.

      5.12. OTHER INFORMATION. None of this Agreement (including the Disclosures Schedules) and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

      5.13. INTERCOMPANY ARRANGEMENTS. Since the Balance Sheet Date there has not been any payment by Buyer or any subsidiary of Buyer to any Major Stockholder or any Affiliate thereof, charge by any Major Stockholder or any Affiliate thereof to Buyer or any subsidiary of Buyer or other transaction between Buyer or any subsidiary of Buyer and a Major Stockholder or any Affiliate thereof, except in any such case in the ordinary course of business of Buyer and its subsidiaries consistent with past practice.

      5.14. FOREIGN CORRUPT PRACTICES ACT. Buyer and its subsidiaries have not taken any action which would cause any of them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the best of the knowledge of Buyer, after due inquiry, there is not now, and there has never been, any employment by Buyer or any subsidiary of Buyer of, or beneficial ownership in Buyer or any subsidiary of Buyer by, any governmental or political official in any country in the world.

       5.15. SECURITIES LAWS. Buyer has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the shares representing the Stock Consideration hereunder. Subject to the validity of the Sellers' and Company's representations in Articles III and IV, neither Buyer nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy Buyer Stock or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, so as to require the registration of the Buyer Stock pursuant to the Securities Act or any state securities laws.

       5.16. COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 5.16, to Buyer's knowledge, Buyer and its subsidiaries, are not in violation of, and have not since December 23, 1996, violated, and are not under investigation with respect to and have not been threatened to be charged with or been given notice of any material violation of, any provisions of any material laws, statutes, ordinances or regulations applicable to Buyer or its subsidiaries.

       5.17. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in
SCHEDULE 5.17, there are no liabilities of Buyer of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

       (i) liabilities disclosed or provided for in the balance sheet provided in Buyer's Financial Statements;

       (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to Buyer, taken as a whole.

                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND SELLERS

      The Company and each Seller agree that:

      6.01. CONDUCT OF THE COMPANY. From the date hereof until the Closing Date, the Company and the Japanese Subsidiary shall conduct their businesses in the ordinary course consistent with past practices and to use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company and the Japanese Subsidiary will not:

            (a) adopt or propose any change in its corporate charter or bylaws;

            (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

            (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

            (d) effect any direct or indirect redemption, purchase or other acquisition of any Company Securities or any Subsidiary Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities or any Subsidiary Securities;

            (e) issue any securities;

            (f) lend to or borrow from any Person any money in excess of $5,000;

            (g) make any single capital expenditure in excess of $5,000;

            (h) terminate or amend any material contract; or

            (i) agree or commit to do any of the foregoing.

The Company will not and will not permit the Japanese Subsidiary to (i) take or agree or commit to take any action that would make any representation and warranty of the Company or Sellers under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

      6.02. ACCESS TO INFORMATION. From the date hereof until the Closing Date, the Company (a) will give, and will cause the Japanese Subsidiary to give, Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Japanese Subsidiary, (b) will furnish, and will cause the Company and the Japanese Subsidiary to furnish Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Japanese Subsidiary as such Persons may reasonably request, and (c) will instruct the employees, counsel and financial advisors of the Company and the Japanese Subsidiary to cooperate with Buyer in its investigation of the Company and the Japanese Subsidiary; PROVIDED that no investigation pursuant to this
Section 6.02 shall affect any representation or warranty given by the Company or Sellers hereunder.

      6.03. NOTICES OF CERTAIN EVENTS. The Company will promptly notify Buyer of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or the Japanese Subsidiary disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement.

      6.04. RESIGNATIONS. The Company will deliver to Buyer the resignations of all officers and directors of the Company and the Japanese Subsidiary from their positions with the Company and the Japanese Subsidiary at or prior to the Closing Date, unless otherwise specified by Buyer.

      6.05.  NONCOMPETITION.  (a)  Yoko Kay agrees that for a period of three
(3) full years from the Closing Date, neither she nor any of her Affiliates shall:

               (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholder in any corporation or joint stock association, in any business that competes with the businesses of the Company or the Japanese Subsidiary as they exist on the Closing Date in Japan and the United States; or

              (ii) employ or solicit, receive or accept the performance of services by any employee currently employed by the Company or the Japanese Subsidiary; or

             (iii) advise any customer or supplier of the Company or the Japanese Subsidiary with respect to its business relationship with the Company or the Japanese Subsidiary.

              (b) If any provision contained in this Section 6.05 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.05, but this Section 6.05 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.05 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Yoko Kay acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Yoko Kay agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Yoko Kay of this Section 6.05, and Yoko Kay consents to the entry thereof.

      (c) Notwithstanding anything in this Section 6.05 to the contrary, Buyer consents to Yoko Kay's employment as a language interpreter, provided that such employment or any services rendered in such capacity (i) shall not be related to software (and software-related materials) localization, and (ii) shall not be performed for the benefit of any company engaging in software (or software-related materials) localization.

      6.06. NO NEGOTIATIONS WITH THIRD PARTIES. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated, neither the Company nor any Seller, nor any of their respective agents or representatives, shall, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, any Person or group concerning the possible acquisition by such third party of all or any part of the business of the Company, including the Japanese Subsidiary, whether by purchase of assets, stock, merger or otherwise, other than as contemplated or permitted by this Agreement. The Company and each Seller agree promptly to notify Buyer of interest by any Person with respect to any such possible acquisition.

      6.07. CONFIDENTIALITY. The Company, and Sellers and their Affiliates, will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to the Company, or to Sellers or their Affiliates, in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or (iii) later lawfully acquired by Sellers from sources other than the Company or Buyer; PROVIDED that Sellers may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially. The obligation of the Company, and Sellers and their Affiliates, to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company, and Sellers and their Affiliates, will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, or by Sellers or their Affiliates, or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

      6.08. CONTINUING DISCLOSURE. The Company and Sellers shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the Company or either Seller. The delivery of any such notice shall not affect Buyer's remedies hereunder.

      6.09. SURVIVAL OF COVENANTS. None of the covenants in Article VI is binding on the Company or Sellers prior to the Closing, and only Sections 6.05 and 6.07 shall bind the Company and Sellers after the Closing. Notwithstanding the preceding sentence, from January 2, 1998 through the Closing Date, Sellers and the Company have consulted and cooperated in good faith with Buyer in accordance with the provisions of Article VI.
                                   ARTICLE VII

                               COVENANTS OF BUYER

      Buyer agrees that:

      7.01. CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Japanese Subsidiary furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company or the Japanese Subsidiary; PROVIDED that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, bankers, investors, and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if the exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from either Seller, the Company or the Japanese Subsidiary in connection with this Agreement that are subject to such confidence.

      7.02. ACCESS TO INFORMATION. From the date hereof until the Closing Date, Buyer (a) will give the Company, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of Buyer and its subsidiaries, (b) will furnish and will cause Buyer and its subsidiaries to furnish the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Buyer and subsidiaries as such Persons may reasonably request, and (c) will instruct the employees, counsel and financial advisors of Buyer and its subsidiaries to cooperate with the Company in its investigation of Buyer and its subsidiaries; PROVIDED that no investigation pursuant to this Section 7.02 shall affect any representation or warranty given by Buyer hereunder.

      7.03. NOTICES OF CERTAIN EVENTS. Buyer will promptly notify the Company of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer or any subsidiary of Buyer that relate to the consummation of the transactions contemplated by this Agreement.

      7.04. CONTINUING DISCLOSURE. Buyer shall have the continuing obligation promptly to advise the Company with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Buyer. The delivery of any such notice shall not affect the Company's remedies hereunder.

      7.05. RELEASE OF PERSONAL GUARANTIES. Promptly following the Closing, Buyer shall use its best efforts to cause any creditor of the Company to release any personal guaranties extended by the Sellers to such creditor and shall indemnify the Sellers against any claims by such creditors based on such personal guaranties.

      7.06. ELECTION OF OFFICERS. Promptly following the Closing, Buyer shall cause to be elected or appointed as officers of Buyer the following persons, such persons to have their titles specified opposite their name below and to be covered by Buyer's officers and directors liability insurance policy from that date:


      NAME                          TITLE
      ----                          -----

      Carl Kay                      Vice President  - Japanese Group Worldwide



      7.07. SATISFACTION OF CERTAIN EMPLOYEE OPTIONS. (a) On the day following the Closing, Buyer shall pay to each Company employee listed below the cash amounts specified opposite each such employee's name in satisfaction of one half of the Company's obligations under such employee's nonstatutory stock option agreement:


                         Takeshi Tokushige           $7,500.00
                         Yasuko Mizuno               $7,500.00
                         Joe K. H. Ho                $7,500.00
                         Eri Imai                    $2,500.00
                         Laura Lambo                 $2,500.00
                         Mokoto Voisey               $2,500.00
                         Marcia Metz                 $2,500.00
                         Naoko Nunomura              $2,500.00
                         Shigeyuki Yoshida           $1,500.00
                         Kimberly Abrams             $1,500.00



              (b) On the day that is one year and one day after the Closing, Buyer shall pay to each Company employee listed in the table under Section 7.07(a) an additional amount in cash equal to the amount specified opposite each such employee's name in such table in satisfaction of the Company's remaining obligations under such employee's nonstatutory stock option agreement; PROVIDED that Buyer shall have no obligation to make any such payment to any such person who ceases to be employed by Buyer or an affiliate of Buyer prior to the day that is one year and one day after the Closing, unless such person shall have been terminated by Buyer without just cause (as defined in Section 7(b) the employee's stock option agreement) prior to such day. If any such employee shall be terminated by Buyer without just cause prior to the day that is one year and one day after the Closing, Buyer shall pay such employee the amount specified opposite such employee's name in the table under Section 7.07(a) at the time of such termination.

              (c) On the Closing, Buyer shall pay to each Company employee listed below the cash amounts and the number of shares of Buyer Stock specified opposite each such employee's name in satisfaction of one half of the Company's obligations under such employee's nonstatutory stock option agreement:


                                                                 SHARES OF
                                           CASH                  BUYER STOCK
                                           ----                  -----------

              Elizabeth Draper             $17,500                18,200
              Coleman Yeaw                 $17,500                18,200


              (d) On the first anniversary of the Closing, Buyer shall pay to each Company employee listed in the table under Section 7.07(c) an additional amount in cash and an additional number of shares of Buyer Stock equal to the amounts specified opposite each such employee's name in such table in satisfaction of the Company's remaining obligations under such employee's nonstatutory stock option agreement; PROVIDED that Buyer shall have no obligation to make any such payment to any such person who ceases to be employed by Buyer or an affiliate of Buyer prior to the first anniversary of the Closing, unless such person shall have been terminated by Buyer without just cause (as defined in Section 5(c) the employee's stock option agreement) prior to such day. If any such employee shall be terminated by Buyer without just cause prior to the first anniversary of the Closing, Buyer shall pay such employee the cash amount and the number of shares of Buyer Stock specified opposite such employee's name in the table under Section 7.07(c) at the time of such termination.

              (e) If any employee listed in the tables under Sections 7.07(a) and (c) shall resign his employment with Buyer before the applicable date specified in such Section, Buyer shall promptly pay the Sellers the amounts of cash and, if applicable, shares of Buyer Stock specified opposite such employee's name in such tables, such amounts to be apportioned between the Sellers in proportion to the Common Stock owned by them as reflected in SCHEDULE
2.01. The amounts so paid to the Sellers by Buyer shall be treated as an increase in the Purchase Price.

      7.08. SATISFACTION OF CERTAIN EQUITY COMMITMENTS. On the Closing, Buyer shall pay to Daniel Schneider 4,750 shares of Buyer's Stock in satisfaction of certain equity commitments made by the Company to such employee.

                                  ARTICLE VIII

                            COVENANTS OF ALL PARTIES

      The parties hereto agree that:

      8.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer each agree, and Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and the Japanese Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

      8.02. CERTAIN FILINGS. The Company, Sellers and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      8.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.


                                   ARTICLE IX

                                EMPLOYEE BENEFITS

      9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, having the following meanings:

      "BENEFIT ARRANGEMENT" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company, the Japanese Subsidiary or any of their ERISA Affiliates and (iii) covers any employee or former employee of the Company or the Japanese Subsidiary.

      "EMPLOYEE PLANS" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company, the Japanese Subsidiary or any of their ERISA Affiliates, as the case may be.

      "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

              9.02. ERISA REPRESENTATIONS. The Company and each Seller, jointly and severally, hereby represent and warrant to Buyer that:

              (a) THE COMPANY AND THE JAPANESE SUBSIDIARY HAVE NO Employee
Plans.

              (b) SCHEDULE 9.02 lists each Benefit Arrangement of the Company and the Japanese Subsidiary, copies or descriptions of which have been made available or furnished previously to Buyer.

              (c) Except as listed in SCHEDULE 9.02, none of the Benefit Arrangements listed on SCHEDULE 9.02 covers any non-United States employee or former employee of the Business.

              (d) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

              (e) With respect to the employees and former employees of the Company and the Japanese Subsidiary, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

              (f) No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

              (g) No employee of the Company or the Japanese Subsidiary will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

      9.03. NO THIRD PARTY BENEFICIARIES. No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or the Japanese Subsidiary in respect of continued employment (or resumed employment) with the Company or the Japanese Subsidiary and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Benefit Arrangement.


                                    ARTICLE X

                              CONDITIONS TO CLOSING

      10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, the Company and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

              (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any Governmental Authority and be pending.

              (b) Each other party shall have executed and delivered each of the Ancillary Agreements to be entered into by it at Closing, in each case substantially in the form attached as an exhibit to this Agreement.

              (c) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been obtained.

              (d) All of the actions contemplated by Section 2.02 shall have taken place.

      10.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

              (a)(i) the Company and each Seller shall have performed in all material respects all of his or its obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company and each Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or a Seller pursuant hereto shall be true at and as of the Closing Date, and (iii) Buyer shall have received a certificate signed by the President of the Company and by each Seller to the foregoing effect.

              (b) No Governmental Authority shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company and the Japanese Subsidiary after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any Governmental Authority.

              (c) Buyer shall have received an opinion of Lawson & Weitzen, LLP, counsel to the Company, dated the Closing Date, reasonably satisfactory in form and substance to Buyer. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Massachusetts, Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Buyer, copies of which shall be contemporaneously delivered to Buyer, and as to matters of fact, upon certificates of officers of the Company and the Japanese Subsidiary.

              (d) The Company and the Japanese Subsidiary shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03(a), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

              (e) On or before the Closing Date, the Company shall deliver to Buyer a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form acceptable to Buyer.

              (f) Buyer shall have received all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

      10.03. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

              (a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and
(iii) Sellers shall have received a certificate signed by an officer of Buyer to the foregoing effect.

              (b) Sellers shall have received an opinion of Testa, Hurwitz & Thibeault, LLP dated the Closing Date, reasonably satisfactory in form and substance to Sellers. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Massachusetts, Delaware and the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Sellers, copies of which shall be contemporaneously delivered to Sellers, and as to matters of fact, upon certificates of officers of Buyer.

              (c) Buyer shall have received all consents, authorizations or approvals from relevant Governmental Authorities referred to in Section 3.03, in each case in form and substance reasonably satisfactory to Sellers, and no such consent, authorization or approval shall have been revoked.

              (d) Sellers shall have received all items specified in Section
2.02 of this Agreement and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to them.


                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

      11.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until September 29, 2000 or (i) in the case of Section 6.05, for the period set forth therein, (ii) in the case of Sections 6.07 and 7.01, indefinitely, and (iii) in the case of the covenants, agreements, representations and warranties contained in Section 3.18 and Article IX, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      11.02. INDEMNIFICATION. (a) Each Seller, jointly and severally, hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company and the Japanese Subsidiary against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES") incurred or suffered by Buyer, the Company or the Japanese Subsidiary arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company or a Seller pursuant to this Agreement (other than the covenants and agreements of Sellers contained in Articles I, II and
IV); PROVIDED that Sellers shall not be liable under this Section 11.02(a) with respect to any misrepresentation or breach of warranty referred to in this
Section 11.02 unless the aggregate amount of Damages exceeds $50,000, and then only to the extent of such excess.

              (b) Each Seller, severally but not jointly, hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company against and agrees to hold them harmless from all Damages incurred or suffered by Buyer or the Company arising out of any breach of any covenant or agreement of such Seller pursuant to Article I or II or the inaccuracy or breach of any representation, warranty, covenant or agreement made by such Seller pursuant to
Article IV.

              (c) Buyer hereby indemnifies Sellers against and agrees to hold them harmless from any and all Damages incurred or suffered by Sellers arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than pursuant to Article VIII); PROVIDED that Buyer shall not be liable under this Section 11.02(c) with respect to any misrepresentation or breach of warranty referred to in this Section 11.02(c) unless the aggregate amount of Damages exceeds $50,000, and then only to the extent of such excess.

              (d) Sellers shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification by any Seller or Sellers under this Section 11.02 if the transactions contemplated by this Agreement are consummated. Sellers shall have a right of contribution against each other with respect to amounts actually paid by either of them pursuant to this Section 11.02, but such right of contribution shall in no way limit or affect Buyer's and the Company's rights contained in this Article XI.

      11.03. PROCEDURES; NO WAIVER. (a) The party seeking indemnification under
Section 11.02 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

              (b) No waiver of a closing condition by either Buyer or Seller shall limit its rights under Section 11.02.

      11.04. HOLDBACK CASH. At the Closing, Carl Kay shall be deemed to have directed Buyer to withhold from delivery to Carl Kay $250,000.00 (the "Holdback Cash") from the Cash Consideration. The Holdback Cash shall be held in escrow by Buyer subject to the terms and conditions set forth in Section 11.05.

      11.05 HOLDBACK TERMINATION. The Holdback Cash shall be distributed to Carl Kay upon the occurrence of the following:

              (a) Delivery by Carl Kay to Buyer of Financial Statements of the Company prepared by Silver & Company for the period ended December 31, 1997, which Financial Statements shall fairly present in all material respects the consolidated results of operations, cash flows and stockholders' equity of the Company and are in substantial compliance with U.S. generally accepted accounting principles; and

              (b) Either (i) the directors of the Japanese Subsidiary as of the time immediately prior to the Closing shall have resigned or have been removed from such positions in a manner mutually satisfactory to Buyer and Carl Kay or
(ii) Carl Kay and Buyer shall have mutually agreed in writing to waive the condition set forth in Section 11.05(b)(i) hereof.


                                   ARTICLE XII

                                   TERMINATION

      12.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

              (a) by written agreement of Sellers and Buyer;

              (b) by either Sellers or Buyer if the Closing shall not have been consummated on or before February 28, 1998;

              (c) by either Seller or Buyer in the event of a material breach by the other of the breaching party's covenants, representations and warranties contained herein; or

              (d) by either Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

      The party desiring to terminate this Agreement pursuant to clauses (b),
(c) or (d) shall give notice of such termination to the other parties.

      12.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; PROVIDED that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.07, 7.01 and 13.03 shall survive any termination hereof pursuant to Section 12.01.

                                  ARTICLE XIII

                                  MISCELLANEOUS

      13.01. NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

              if to Buyer, to:

                     Rory J. Cowan
                     Lionbridge Technologies, Inc.
                     950 Winter Street, Suite 4300
                     Waltham, MA  02154
                     Telecopy:  (781) 890-3122

                     with a copy to:

                     George W. Lloyd, Esq.
                     Testa, Hurwitz & Thibeault, LLP
                     High Street Tower
                     125 High Street
                     Boston, MA  02110
                     Telecopy:  (617) 248-7100

              if to a Seller, to:

                     Carl Kay
                     5-11-10, Esako-cho, Suita-shi
                     Osaka 564, Japan
                     Telecopy:  011-81-6-368-6905

                     with a copy to:

                     Robert A. Adelson, Esq.
                     Lawson & Weitzen, LLP.
                     425 Summer Street, 5th Floor
                     Boston, MA
                     Telecopy:  (617) 439-3987

      13.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by Buyer, the Company and Sellers.

              (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      13.03. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of the Company's and Sellers' financial, legal and accounting advisers) shall be paid by the party incurring such cost or expense; PROVIDED, however, that if the Closing shall occur all such costs and expenses incurred by the Company in excess of $30,000 shall be paid or reimbursed by Sellers.

      13.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto; PROVIDED FURTHER that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder, and Buyer may collaterally assign its rights to receive payments pursuant to Article XI hereof.

      13.05. FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

      13.06. GOVERNING LAW. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state. In addition, each of Buyer, the Company and the Sellers irrevocably submit to the non-exclusive jurisdiction of any State or Federal court sitting in the State of Washington over any suit, action or proceeding arising out of or relating to this Agreement or any of the Ancillary Agreements and waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum.

      13.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

      13.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      13.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                      LIONBRIDGE TECHNOLOGIES
                                        HOLDINGS, INC.



                                      By:  /s/ RORY J. COWAN
                                           -------------------------------------
                                           Rory J. Cowan
                                           President and Chief Executive Officer


                                      JAPANESE LANGUAGE SERVICES, INC.



                                      By:  /s/ CARL J. KAY
                                           -------------------------------------
                                           Carl J. Kay
                                           Chief Executive Officer

                                      STOCKHOLDERS:



                                      /s/ CARL J. KAY
                                      ------------------------------------------
                                      Carl J. Kay



                                      /s/ YOKO I. KAY
                                      ------------------------------------------
                                      Yoko I. Kay

                          JAPANESE LANGUAGE SERVICES, INC.

                             STOCK PURCHASE AGREEMENT

                          Index to Exhibits and Schedules
                          -------------------------------

Exhibits:
---------

Exhibit A - Form of Put Agreement
Exhibit B - Form of Employment Agreement
Exhibit C - Form of Employee Non-Disclosure and Developments Agreement Exhibit D - Form of Bonus Agreement
Exhibit E - Form of Non-Competition Agreement
Exhibit F - Form of Release


Schedules:
----------

Schedule 2.01 - Schedule of Purchasers
Schedule 3.03 - Transaction Consents
Schedule 3.05 - Non-statutory Stock Options
Schedule 3.07 - Financial Statements
Schedule 3.08 - Certain Changes
Schedule 3.10 - Undisclosed Liabilities
Schedule 3.11 - Litigation and Claims
Schedule 3.12 - Material Contracts
Schedule 3.13 - Insurance Coverage
Schedule 3.14 - Licenses and Permits
Schedule 3.16 - Intellectual Property
Schedule 3.18 - Tax Matters
Schedule 3.19 - Current Employees
Schedule 3.22 - Transactions with Affiliates
Schedule 5.07 - Buyer Litigation
Schedule 5.09 - Buyer Financial Statements
Schedule 5.10 - Buyer Material Contracts
Schedule 5.16 - Compliance with Laws
Schedule 5.17 - Buyer Undisclosed Liabilities